Exhibit 99.1

For Immediate Release

Bluerock Residential Growth REIT Announces Third Quarter 2018 Results

-   Total Revenues Grew 59% YoY to $47.9 Million   -

-   Industry-Leading Same Store Revenue Growth of 4.8% YoY   -

New York, NY (November 5, 2018) – Bluerock Residential Growth REIT, Inc. (NYSE American: BRG) (“the Company”), an owner of highly amenitized multifamily apartment communities, announced today its financial results for the quarter ended September 30, 2018.

Third Quarter Highlights

•	Total revenues grew 59% to $47.9 million for the quarter from $30.2 million in the prior year period.

•	Net loss attributable to common stockholders for the third quarter of 2018 was ($0.44) per share, as compared to ($0.45) per share in the prior year period.

•	Property Net Operating Income (“NOI”) grew 52% to $24.2 million, from $16.0 million in the prior year period.

•	Same store revenue and NOI increased 4.8% and 4.0% respectively, as compared to the prior year period.

•

Core funds from operations attributable to common shares and units (“CFFO”) increased 67% to $6.4 million, from $3.8 million in the prior year period.  CFFO per share is $0.21 for the third quarter as compared to $0.14 in the prior year period.  Dividend payout on a CFFO basis improved to 77% during the third quarter.

•	Adjusted funds from operations attributable to common shares and units (“AFFO”) grew 67% to $5.7 million, from $3.4 million in the prior year period. AFFO per share is $0.18 for the quarter as compared to $0.13 in third quarter 2017.

•	Consolidated real estate investments, at cost, increased approximately $197.5 million to $1.7 billion, from December 31, 2017.

•	The Company invested approximately $16 million in a multifamily community totaling 400 units with a total purchase price of $40.2 million and $3 million to buy out a noncontrolling interest in one asset.

•

The Company completed 385 value-add unit upgrades for a year-to-date total of 847 upgrades at an average cost of $4,555 per unit. The Company expects to complete between 900 and 1,200 unit renovations in 2018.

•

Since inception within the existing portfolio, the Company has completed 1,327 value-add unit upgrades and achieved a $107 average monthly rental increase per unit, equating to a 26.7% ROI on all unit upgrades leased as of September 30, 2018.  The Company has identified approximately 4,600 remaining units within the existing portfolio for value-add upgrades with similar economics to the completed renovations.

•	The Company is increasing the low end of its full year 2018 AFFO guidance range from $0.66 to $0.68 per share and is affirming the top end of the range at $0.70 per share. This represents the second consecutive quarter with a guidance increase.

“Our third quarter results clearly demonstrate the successful execution of our strategic initiatives, including value-add investments and accretive approach to growing our portfolio,” said Ramin Kamfar, Company Chairman and CEO. “We continued to perform well in the third quarter, with property NOI up 52% and on a CFFO basis we improved our dividend payout to 77% in the third quarter. Our same store operational results are among the best in the multifamily industry, reflecting the contribution from our unit upgrades and our focus on knowledge economy growth markets. These strong results have allowed us to again raise the lower end of our 2018 AFFO guidance range. We believe we have ample runway to continue to create additional value as we focus on accretive operational improvements and completing our value-add unit upgrade programs.”

Financial Results

Net loss attributable to common stockholders for the third quarter of 2018 was $10.3 million, compared to $12.0 million in the prior year period. Net loss attributable to common stockholders included non-cash expenses of $14.2 million or $0.46 per share in the third quarter of 2018 compared to $14.8 million or $0.55 per share for the prior year period.

AFFO for the third quarter of 2018 was $5.7 million, or $0.18 per diluted share, compared to $3.4 million, or $0.13 per diluted share in the prior year period. AFFO was primarily driven by growth in property NOI of $8.2 million and interest income of $3.6 million arising from significant investment activity. This was primarily offset by a year-over-year increase in interest expense of $5.1 million, general and administrative expenses of $2.1 million, and preferred stock dividends of $2.1 million.

Core FFO for the third of 2018 was $6.4 million, or $0.21 per diluted share, compared to $3.8 million, or $0.14 per diluted share in the prior year period. Core FFO adds back non-cash, non-operating expenses such as accretion on the Company’s Series B preferred stock.

Total Portfolio Performance

$ In thousands, except average rental rates	3Q18	3Q17	Variance		YTD18	YTD17	Variance
Total Revenues (1)	$ 47,877	$ 30,154	58.8%		$134,705	$ 87,004	54.8%
Property Operating Expenses	$ 17,971	$ 12,060	49.0%		$ 50,504	$ 34,205	47.7%
NOI	$ 24,204	$ 15,974	51.5%		$ 67,669	$ 47,058	43.8%
Operating Margin	57.4%	57.0%	40	bps	57.3%	57.9%	(60)	bps
Occupancy Percentage	94.5%	94.2%	30	bps	94.0%	94.4%	(40)	bps
Average Rental Rate	$ 1,253	$ 1,214	3.2%		$ 1,239	$ 1,240	-0.1%
(1) Including interest income from related parties

For the third quarter of 2018, property revenues increased by 50.4% compared to the same prior year period primarily attributable to the increased size of the portfolio. Total portfolio NOI was $24.2 million, an increase of $8.2 million, or 51.5%, compared to the same period in the prior year. Property operating expenses were up primarily due to the increased size of the portfolio.

Property NOI margins were 57.4% of revenue for the quarter, compared to 57.0% of revenue in the prior year quarter.

Same Store Portfolio Performance

$ In thousands, except average rental rates	3Q18	3Q17	Variance		YTD18	YTD17	Variance	0
Revenues	$ 29,004	$ 27,682	4.8%		$ 63,075	$ 60,210	4.8%
Property Operating Expenses	$ 12,553	$ 11,864	5.8%		$ 26,741	$ 25,189	6.2%
NOI	$ 16,451	$ 15,818	4.0%		$ 36,334	$ 35,021	3.7%
Operating Margin	56.7%	57.1%	(40)	bps	57.6%	58.2%	(60)	bps
Occupancy Percentage	94.5%	94.4%	10	bps	94.1%	94.5%	(40)	bps
Average Rental Rate	$ 1,273	$ 1,220	4.3%		$ 1,292	$ 1,234	4.7%

The Company’s same store portfolio for the quarter ended September 30, 2018 included 22 properties. For the third quarter of 2018, same store NOI was $16.5 million, an increase of $0.6 million, or 4.0%, compared to the same period in the prior year. Same store property revenues increased by 4.8% compared to the same prior year period, primarily attributable to a 4.3% increase in average rental rates, as well as average occupancy increasing 10 basis points to 94.5%. Same store expenses increased $0.69 million, primarily due to $0.40 million of additional real estate taxes due to higher valuations by municipalities, $0.17 million due to recurring annual maintenance incurred in the current year on certain properties which was not required in the prior year as the properties were undergoing renovations, and $0.11 million related to payroll increase.

Acquisition Activity

On July 26, 2018, the Company acquired a 93% interest in a 400-unit apartment community located in Houston, Texas, known as Veranda at Centerfield. The total purchase price was approximately $40.2 million, funded in part by a $26.1 million mortgage loan secured by the Veranda at Centerfield property.

On August 29, 2018, the Company invested approximately $3 million to increase our ownership stake to 100% in our ARIUM Palms property.

Balance Sheet

During the third quarter, the Company raised gross proceeds of approximately $29.8 million through the issuance of 29,829 shares of Series B preferred stock with associated warrants at $1,000 per unit.

As of September 30, 2018, the Company had $26.4 million of unrestricted cash on its balance sheet, approximately $56.1 million available among its revolving credit facilities, and $1.2 billion of debt outstanding.

Dividend

The Board of Directors authorized, and the Company declared, a quarterly dividend for the third quarter of 2018 equal to a quarterly rate of $0.1625 per share on its Class A common stock, payable to the stockholders of record as of September 25, 2018, which was paid in cash on October 5, 2018. A portion of each dividend may constitute a return of capital for tax purposes. There is no assurance that we will continue to declare dividends or at this rate.

On July 10, 2018, the Board of Directors authorized, and the Company declared, a monthly dividend of $5.00 per share of Series B preferred stock, payable to the stockholders of record as of July 25, 2018, August 24, 2018, and September 25, 2018 which was paid in cash on August 3, 2018, September 5, 2018, and October 5, 2018, respectively.

2018 Guidance

Based on the Company’s current outlook and market conditions, the Company is increasing the low end of the 2018 AFFO guidance from $0.66 to $0.68 per share and is reaffirming the top end of the range at $0.70 per share.

For additional guidance details, please see page 31 of Company’s Third Quarter 2018 Earnings Supplement available under Investor Relations on the Company’s website (www.bluerockresidential.com). Subsequent to issuing 2018 guidance in February 2018, the Company revised its presentation of AFFO attributable to common stockholders to reflect AFFO attributable to common shares and units. The estimated weighted average diluted shares and units outstanding used to calculate AFFO per share now includes noncontrolling interests – operating partnership units. As the Company’s presentation now also includes the impact of AFFO attributable to operating partnership units, and as shares and units are treated on a one-for-one basis, there is no change to projected AFFO per share for purposes of 2018 AFFO guidance.

Conference Call

All interested parties can listen to the live conference call at 11:00 AM ET on Monday, November 5, 2018 by dialing +1 (866) 843-0890 within the U.S., or +1 (412) 317-6597, and requesting the "Bluerock Residential Conference."

For those who are not available to listen to the live call, the conference call will be available for replay on the Company’s website two hours after the call concludes, and will remain available until December 6, 2018 at http://services.choruscall.com/links/brg181106.html, as well as by dialing +1 (877) 344-7529 in the U.S., or +1 (412) 317-0088 internationally, and requesting conference number 10125116.

The full text of this Earnings Release and additional Supplemental Information is available in the Investor Relations section on the Company’s website at http://www.bluerockresidential.com.

About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE American: BRG) is a real estate investment trust that focuses on developing and acquiring a diversified portfolio of institutional-quality highly amenitized live/work/play apartment communities in demographically attractive knowledge economy growth markets to appeal to the renter by choice. The Company’s objective is to generate value through off-market/relationship-based transactions and, at the asset level, through value add improvements to properties and operations. The Company is included in the Russell 2000 and Russell 3000 Indexes. BRG has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

For more information, please visit the Company’s website at www.bluerockresidential.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on March 13, 2018, and subsequent filings by the Company with the SEC. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Portfolio Summary

The following is a summary of our operating real estate and mezzanine/preferred investments as of September 30, 2018:

Consolidated Operating Properties	Location	Number of Units	Year Built/ Renovated (1)	Ownership Interest	Average Rent (2)	% Occupied (3)
ARIUM at Palmer Ranch	Sarasota, FL	320	2016	100%	$1,283	94%
ARIUM Glenridge	Atlanta, GA	480	1990	90%	1,163	92%
ARIUM Grandewood	Orlando, FL	306	2005	100%	1,363	96%
ARIUM Gulfshore	Naples, FL	368	2016	100%	1,249	93%
ARIUM Hunter’s Creek	Orlando, FL	532	1999	100%	1,349	94%
ARIUM Metrowest	Orlando, FL	510	2001	100%	1,326	95%
ARIUM Palms	Orlando, FL	252	2008	100%	1,332	94%
ARIUM Pine Lakes	Port St. Lucie, FL	320	2003	85%	1,241	93%
ARIUM Westside	Atlanta, GA	336	2008	90%	1,532	98%
Ashton Reserve	Charlotte, NC	473	2015	100%	1,079	93%
Citrus Tower	Orlando, FL	336	2006	97%	1,273	94%
Enders Place at Baldwin Park	Orlando, FL	220	2003	92%	1,749	95%
James on South First	Austin, TX	250	2016	90%	1,248	98%
Marquis at Crown Ridge	San Antonio, TX	352	2009	90%	971	93%
Marquis at Stone Oak	San Antonio, TX	335	2007	90%	1,410	95%
Marquis at The Cascades	Tyler, TX	582	2009	90%	1,091	97%
Marquis at TPC	San Antonio, TX	139	2008	90%	1,468	96%
Outlook at Greystone	Birmingham, AL	300	2007	100%	917	96%
Park & Kingston	Charlotte, NC	168	2015	100%	1,244	98%
Plantation Park	Lake Jackson, TX	238	2016	80%	1,390	97%
Preston View	Morrisville, NC	382	2000	100%	1,074	96%
Roswell City Walk	Roswell, GA	320	2015	98%	1,528	94%
Sands Parc	Daytona Beach, FL	264	2017	100%	1,306	96%
Sorrel	Frisco, TX	352	2015	95%	1,284	93%
Sovereign	Fort Worth, TX	322	2015	95%	1,329	95%
The Brodie	Austin, TX	324	2001	93%	1,250	99%
The Links at Plum Creek	Castle Rock, CO	264	2000	88%	1,417	94%
The Mills	Greenville, SC	304	2013	100%	1,027	93%
The Preserve at Henderson Beach	Destin, FL	340	2009	100%	1,358	96%
Veranda at Centerfield	Houston, TX	400	1999	93%	916	94%
Villages of Cypress Creek	Houston, TX	384	2001	80%	1,090	96%
Wesley Village	Charlotte, NC	301	2010	100%	1,352	95%
Consolidated Operating Properties Subtotal/Average		10,774			$1,253	95%

Mezzanine/Preferred Investments	Location	Planned Number of Units	Pro Forma Average Rent (4)
Alexan CityCentre	Houston, TX	340	$2,144
Alexan Southside Place	Houston, TX	270	2,012
Arlo, formerly West Morehead	Charlotte, NC	286	1,507
Cade Boca Raton, formerly APOK Townhomes	Boca Raton, FL	90	2,549
Domain at The One Forty, formerly Domain	Garland, TX	299	1,469
Flagler Village	Fort Lauderdale, FL	385	2,352
Helios	Atlanta, GA	282	1,486
Leigh House, formerly Lake Boone Trail	Raleigh, NC	245	1,271
Novel Perimeter, formerly Crescent Perimeter	Atlanta, GA	320	1,749
Vickers Historic Roswell, formerly Vickers Village	Roswell, GA	79	3,176
Whetstone	Durham, NC	204	1,311	(2)
Mezzanine and Preferred Investments Subtotal/Average		2,800	$1,817

Portfolio Properties Total/Average		13,574	$1,370

(1) Represents date of last significant renovation or year built if there were no renovations.

(2) Represents the average effective monthly rent per occupied unit for the three months ended September 30, 2018.

(3) Percent occupied is calculated as (i) the number of units occupied as of September 30, 2018, divided by (ii) total number of units, expressed as a percentage.

(4) Alexan CityCentre, Alexan Southside Place, Helios, Leigh House, and Whetstone are preferred equity investments. The Alexan Southside Place, Helios, and Leigh House investments have the option to convert to indirect common interest in the property once the property reaches 70% occupancy. Arlo, Cade Boca Raton, Domain at The One Forty, Flagler Village, Novel Perimeter, and Vickers Historic Roswell are mezzanine loan investments. Additionally, Arlo, Cade Boca Raton, Domain at The One Forty, and Vickers Historic Roswell have an option to purchase indirect property interest upon maturity.

Consolidated Statement of Operations

For the Three and Nine Months Ended September 30, 2018 and 2017

(Unaudited and dollars in thousands except for share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues
Net rental income	$37,408	$24,827	$104,791	$72,239
Other property revenues	4,767	3,207	13,382	9,024
Interest income from related parties	5,702	2,120	16,532	5,741
Total revenues	47,877	30,154	134,705	87,004
Expenses
Property operating	17,971	12,060	50,504	34,205
Property management fees	1,141	781	3,208	2,250
General and administrative	4,732	1,103	13,929	4,249
Management fees to related parties	—	2,802	—	11,733
Acquisition and pursuit costs	7	15	78	3,215
Management internalization	—	826	—	1,647
Weather-related losses, net	13	678	181	678
Depreciation and amortization	15,384	11,763	45,844	33,094
Total expenses	39,248	30,028	113,744	91,071
Operating income (loss)	8,629	126	20,961	(4,067)
Other income (expense)
Other income	—	—	—	17
Preferred returns and equity in income of unconsolidated real estate joint ventures	2,789	2,688	7,877	7,865
Gain on sale of real estate investments	—	—	—	50,040
Gain on sale of real estate joint venture interest	—	—	—	10,238
Loss on extinguishment of debt and modification costs	(1,624)	—	(2,277)	(1,639)
Interest expense, net	(12,905)	(7,395)	(36,063)	(22,339)
Total other (expense) income	(11,740)	(4,707)	(30,463)	44,182
Net (loss) income	(3,111)	(4,581)	(9,502)	40,115
Preferred stock dividends	(9,105)	(7,038)	(25,995)	(19,271)
Preferred stock accretion	(1,631)	(905)	(4,141)	(1,889)
Net (loss) income attributable to noncontrolling interests
Operating partnership units	(3,157)	(125)	(8,841)	4
Partially owned properties	(356)	(382)	(824)	18,388
Net (loss) income attributable to noncontrolling interests	(3,513)	(507)	(9,665)	18,392
Net (loss) income attributable to common stockholders	$(10,334)	$(12,017)	$(29,973)	$563

Net (loss) income per common share - Basic	$(0.44)	$(0.45)	$(1.28)	$0.02

Net (loss) income per common share – Diluted	$(0.44)	$(0.45)	$(1.28)	$0.02

Weighted average basic common shares outstanding	23,742,129	26,474,093	23,893,957	25,851,536
Weighted average diluted common shares outstanding	23,742,129	26,474,093	23,893,957	25,852,059

Consolidated Balance Sheets

Third Quarter 2018

(Unaudited and dollars in thousands except for share and per share amounts)

	September 30, 2018	December 31, 2017
ASSETS
Net Real Estate Investments
Land	$181,985	$169,135
Buildings and improvements	1,419,423	1,244,193
Furniture, fixtures and equipment	48,618	38,446
Construction in progress	241	985
Total Gross Real Estate Investments	1,650,267	1,452,759
Accumulated depreciation	(93,751)	(55,177)
Total Net Real Estate Investments	1,556,516	1,397,582
Cash and cash equivalents	26,356	35,015
Restricted cash	32,132	29,575
Notes and accrued interest receivable from related parties	163,241	140,903
Due from affiliates	2,782	2,003
Accounts receivable, prepaid and other assets	19,883	9,689
Preferred equity investments and investments in unconsolidated real estate joint ventures	77,466	71,145
In-place lease intangible assets, net	1,212	4,635
Total Assets	$1,879,588	$1,690,547

LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY
Mortgages payable	$1,107,081	$939,494
Revolving credit facilities	62,959	67,670
Accounts payable	1,505	1,652
Other accrued liabilities	34,268	22,952
Due to affiliates	537	1,575
Distributions payable	11,848	14,287
Total Liabilities	1,218,198	1,047,630
8.250% Series A Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, 10,875,000 shares authorized; and 5,721,460 issued and outstanding as of September 30, 2018 and December 31, 2017	139,355	138,801
6.000% Series B Redeemable Preferred Stock, liquidation preference $1,000 per share, 725,000 shares authorized; 263,095 and 184,130 issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	234,086	161,742
7.625% Series C Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, 4,000,000 shares authorized; and 2,323,750 issued and outstanding as of September 30, 2018 and December 31, 2017	56,408	56,196
Equity
Stockholders’ Equity
Preferred stock, $0.01 par value, 230,400,000 shares authorized; none issued and outstanding	—	—
7.125% Series D Cumulative Preferred Stock, liquidation preference $25.00 per share, 4,000,000 shares authorized; 2,850,602 issued and outstanding as of September 30, 2018 and December 31, 2017	68,705	68,705
Common stock - Class A, $0.01 par value, 747,509,582 shares authorized; 23,672,080 and 24,218,359 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	237	242
Common stock - Class C, $0.01 par value, 76,603 shares authorized; 76,603 shares issued and outstanding as of September 30, 2018 and December 31, 2017	1	1
Additional paid-in-capital	309,883	318,170
Distributions in excess of cumulative earnings	(201,914)	(164,286)
Total Stockholders’ Equity	176,912	222,832
Noncontrolling Interests
Operating partnership units	31,911	42,999
Partially owned properties	22,718	20,347
Total Noncontrolling Interests	54,629	63,346
Total Equity	231,541	286,178
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY	$1,879,588	$1,690,547

Non-GAAP Financial Measures

The foregoing supplemental financial data includes certain non-GAAP financial measures that we believe are helpful in understanding our business and performance, as further described below. Our definition and calculation of these non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable.

Funds from Operations, Core Funds from Operations, and Adjusted Funds from Operations

We believe that funds from operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), core funds from operations (“Core FFO”), and adjusted funds from operations (“AFFO”) are important non-GAAP supplemental measures of operating performance for a REIT.

FFO attributable to common shares and units is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the NAREIT definition, as net income, computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization of real estate assets, plus impairment write-downs of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

Core FFO makes certain adjustments to FFO, removing the effect of items that do not reflect ongoing property operations such as stock compensation expense, acquisition expenses, unrealized gains and losses on derivatives, losses on extinguishment of debt and modification costs (includes prepayment penalties incurred and the write-off of unamortized deferred financing costs and fair market value adjustments of assumed debt), non-cash interest, one-time weather-related costs, and preferred stock accretion. We believe that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core recurring property operations. As a result, we believe that Core FFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential.

AFFO makes certain adjustments to Core FFO in order to arrive at a more refined measure of the operating performance of our portfolio. There is no industry standard definition of AFFO and practice is divergent across the industry. AFFO adjusts Core FFO for items that impact our ongoing operations, such as subtracting recurring capital expenditures (and while we were externally managed, when calculating the quarterly incentive fee paid to our former Manager only, we further adjusted FFO to include any realized gains or losses on our real estate investments).  We believe that AFFO is helpful to investors as a meaningful supplemental indicator of our operational performance.

Our calculation of Core FFO and AFFO differs from the methodology used for calculating Core FFO and AFFO by certain other REITs and, accordingly, our Core FFO and AFFO may not be comparable to Core FFO and AFFO reported by other REITs. Our management utilizes FFO, Core FFO, and AFFO as measures of our operating performance after adjustment for certain non-cash items, such as depreciation and amortization expenses, and acquisition and pursuit costs that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, Core FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO, Core FFO, and AFFO may provide us and our stockholders with an additional useful measure to compare our financial performance to certain other REITs. While we were externally managed, we also used AFFO for purposes of determining the quarterly incentive fee paid to our former Manager in prior periods.

Neither FFO, Core FFO, nor AFFO is equivalent to net income, including net income attributable to common stockholders, or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO, Core FFO, and AFFO do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO, Core FFO, nor AFFO should be considered as an alternative to net income, including net income attributable to common stockholders, as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

We have acquired interests in eight additional operating properties subsequent to September 30, 2017. Therefore, the results presented in the table below are not directly comparable and should not be considered an indication of our future operating performance.

The table below reconciles our calculations of FFO, Core FFO and AFFO to net (loss) income, the most directly comparable GAAP financial measure, for the three and nine months ended September 30, 2018 and 2017 (in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net (loss) income attributable to common shares	$(10,334)	$(12,017)	$(29,973)	$563
Add back: Net (loss) income attributable to operating partnership units	(3,157)	(125)	(8,841)	4
Net (loss) income attributable to common shares and units	(13,491)	(12,142)	(38,814)	567

Common stockholders and operating partnership units pro-rata share of:
Real estate depreciation and amortization (1)	14,497	10,883	43,318	30,221
Gain on sale of real estate investments	—	—	—	(6,399)
Gain on sale of joint venture interests, net	—	—	—	(34,313)
FFO Attributable to Common Shares and Units	1,006	(1,259)	4,504	(9,924)
Common stockholders and operating partnership units pro-rata share of:
Acquisition and pursuit costs	7	15	78	3,072
Non-cash interest expense	915	249	2,977	1,510
Unrealized gain on derivatives	(225)	—	(225)	—
Loss on extinguishment of debt and modification costs	1,573	—	2,226	1,551
Weather-related losses, net	13	642	178	642
Non-real estate depreciation and amortization (1)	77	—	216	—
Non-recurring income	—	—	—	(16)
Non-cash preferred returns and equity in income of unconsolidated real estate joint ventures	(236)	(498)	(700)	(990)
Management internalization	—	826	—	1,647
Non-cash equity compensation	1,621	2,931	5,039	13,050
Preferred stock accretion	1,631	905	4,141	1,889
Core FFO Attributable to Common Shares and Units	$6,382	$3,811	$18,434	$12,431

Common stockholders and operating partnership units pro-rata share of:
Normally recurring capital expenditures	(685)	(392)	(1,834)	(1,021)
AFFO Attributable to Common Shares and Units	$5,697	$3,419	$16,600	$11,410
Per Share and Unit Information:
FFO Attributable to Common Shares and Units - diluted	$0.03	$(0.05)	$0.15	$(0.38)

Core FFO Attributable to Common Shares and Units - diluted	$0.21	$0.14	$0.60	$0.48

AFFO Attributable to Common Shares and Units - diluted	$0.18	$0.13	$0.54	$0.44

Weighted average common shares and units outstanding - diluted	30,994,530	26,749,092	30,896,740	26,129,840

(1)    The real estate depreciation and amortization amount includes our share of consolidated real estate-related depreciation and amortization of intangibles, less amounts attributable to noncontrolling interests – partially owned properties, and our similar estimated share of unconsolidated depreciation and amortization, which is included in earnings of our unconsolidated real estate joint venture investments.

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate ("EBITDAre")

NAREIT defines earnings before interest, taxes, depreciation and amortization for real estate ("EBITDAre") (September 2017 White Paper) as net income, computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, and impairment write-downs of depreciated operating properties.

We consider EBITDAre to be an appropriate supplemental measure of our performance because it eliminates depreciation, income taxes, interest and non-recurring items, which permits investors to view income from operations unobscured by non-cash items such as depreciation, amortization, the cost of debt or non-recurring items.

Adjusted EBITDAre represents EBITDAre further adjusted for non-comparable items and it is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not consider certain cash requirements such as income tax payments, debt service requirements, capital expenditures and other fixed charges.

EBITDAre and Adjusted EBITDAre are not recognized measurements under GAAP. Because not all companies use identical calculations, our presentation of EBITDAre and Adjusted EBITDAre may not be comparable to similarly titled measures of other companies.

Below is a reconciliation of net (loss) income attributable to common stockholders to EBITDAre (unaudited and dollars in thousands).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net (loss) income attributable to common stockholders	$(10,334)	$(12,017)	$(29,973)	$563
Net (loss) income attributable to noncontrolling interests	(3,513)	(507)	(9,665)	18,392
Preferred stock dividends	9,105	7,038	25,995	19,271
Preferred stock accretion	1,631	905	4,141	1,889
Interest expense, net	12,905	7,395	36,063	22,339
Depreciation and amortization	15,307	11,763	45,628	33,094
Gain on sale of real estate investments	-	-	-	(50,040)
Gain on sale of real estate joint venture interest, net	-	-	-	(10,238)
Loss on extinguishment of debt and modification costs	1,624	-	2,277	1,639
EBITDAre	$26,725	$14,577	$74,466	$36,909
Acquisition and pursuit costs	7	15	78	3,215
Management internalization	-	826	-	1,647
Non-real estate depreciation and amortization	77	-	216	-
Weather-related losses, net	13	678	181	678
Non-cash equity compensation	1,621	2,931	5,039	13,050
Non-recurring income	-	-	-	(17)
Non-cash preferred returns and equity in income of unconsolidated real estate joint ventures	(236)	(498)	(700)	(990)
Adjusted EBITDAre	$28,207	$18,529	$79,280	$54,492

Recurring Capital Expenditures

We define recurring capital expenditures as expenditures that are incurred at every property and exclude development, investment, revenue enhancing and non-recurring capital expenditures.

Non-Recurring Capital Expenditures

We define non-recurring capital expenditures as expenditures for significant projects that upgrade units or common areas and projects that are revenue enhancing.

Same Store Properties

Same store properties are conventional multifamily residential apartments which were owned and operational for the entire periods presented, including each comparative period.

Property Net Operating Income ("Property NOI")

We believe that net operating income, or NOI, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization and interest. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis; NOI measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. However, NOI should only be used as a supplemental measure of our financial performance.

Certain amounts in prior periods, related to tenant reimbursements for utility expenses amounting to zero and $3.0 million for the three and nine months ended September 30, 2017, have been reclassified to other property revenues from property operating expenses, to conform to the current period.  In addition, property management fees have been reclassified from property operating expenses.

The following table reflects net (loss) income attributable to common stockholders together with a reconciliation to NOI and to same store and non-same store contributions to consolidated NOI, as computed in accordance with GAAP for the periods presented (unaudited and amounts in thousands):

	Three Months Ended (1)		Nine Months Ended (2)
	September 30,		September 30,
	2018	2017	2018	2017
Net (loss) income attributable to common shares	$(10,334)	$(12,017)	$(29,973)	$563
Add back: Net (loss) income attributable to operating partnership units	(3,157)	(125)	(8,841)	4
Net (loss) income attributable to common shares and units	(13,491)	(12,142)	(38,814)	567
Add common stockholders and operating partnership units pro-rata share of:
Depreciation and amortization	14,497	10,883	43,318	30,221
Non-real estate depreciation and amortization	77	-	216	-
Non-cash interest expense	915	249	2,977	1,510
Unrealized gain on derivatives	(225)	-	(225)	-
Property management fees	1,077	725	3,033	2,042
Management fees	-	2,802	-	11,733
Acquisition and pursuit costs	7	15	78	3,072
Loss on extinguishment of debt and modification costs	1,573	-	2,226	1,551
Corporate operating expenses	4,667	1,103	13,864	4,249
Management internalization	-	826	-	1,647
Weather-related losses, net	13	642	178	642
Preferred dividends	9,105	7,038	25,995	19,271
Preferred stock accretion	1,631	905	4,141	1,889
Less common stockholders and operating partnership units pro-rata share of:
Other income	-	-	-	16
Preferred returns and equity in income of unconsolidated real estate joint ventures	2,789	2,688	7,877	7,865
Interest income from related parties	5,702	2,120	16,532	5,741
Gain on sale of joint venture interests, net of fees	-	-	-	6,399
Gain on sale of real estate investments	-	-	-	34,313
Pro-rata share of properties' income	11,355	8,238	32,578	24,060
Add:
Noncontrolling interest pro-rata share of partially owned property income	660	616	1,855	2,405
Total property income	12,015	8,854	34,433	26,465
Add:
Interest expense	12,189	7,120	33,236	20,593
Net operating income	24,204	15,974	67,669	47,058
Less:
Non-same store net operating income	7,753	156	31,335	12,037
Same store net operating income	$16,451	$15,818	$36,334	$35,021

(1) Same Store sales for the three months ended September 30, 2018 related to the following properties: Enders Place at Baldwin Park, ARIUM Grandewood, Park & Kingston, ARIUM Palms, Ashton Reserve, Sovereign, Sorrel, ARIUM at Palmer Ranch, ARIUM Gulfshore, The Preserve at Henderson Beach, ARIUM Westside, ARIUM Pine Lakes, James on South First, ARIUM Glenridge, Roswell City Walk, The Brodie, Preston View, Wesley Village, Marquis at Crown Ridge, Marquis at Stone Oak, Marquis at The Cascades, and Marquis at TPC.

(2) Same Store sales for the nine months ended September 30, 2018 related to the following properties: Enders Place at Baldwin Park, ARIUM Grandewood, Park & Kingston, ARIUM Palms, Ashton Reserve, Sovereign, Sorrel, ARIUM at Palmer Ranch, ARIUM Gulfshore, The Preserve at Henderson Beach, ARIUM Westside, ARIUM Pine Lakes, James on South First, ARIUM Glenridge, Roswell City Walk, and The Brodie

Contact

Investors:

(888) 558.1031
investor.relations@bluerockre.com

Media:

Josh Hoffman

(208) 475.2380

jhoffman@bluerockre.com

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